Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Second Quarter and First-Half 2012 Financial

Results and Reviews Clinical Development Highlights for Custirsen and OGX-427

Conference call to be held on Thursday, August 2, 2012 at 4:30 p.m. Eastern Time

BOTHELL, WA., and VANCOUVER, British Columbia, August 2, 2012 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced financial results for its second quarter and six months ended June 30, 2012 and provided an overview of the clinical development activities of its two product candidates, custirsen and OGX-427.

Custirsen Clinical Development Highlights

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The Company announced detailed plans for the ENSPIRIT trial, an international, randomized Phase 3 study in approximately 1,100 patients with advanced or metastatic non-small cell lung cancer (NSCLC). The trial will evaluate the potential survival benefit of combining custirsen with docetaxel as a second-line treatment in patients who have progressed after initial chemotherapy treatment has failed. Enrollment is planned to begin later this year and the trial will be managed by our development partner for custirsen, Teva Pharmaceuticals Industries LTD (TEVA).

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Custirsen’s primary registration Phase 3 study, SYNERGY, evaluating a survival benefit for custirsen plus first-line chemotherapy in patients with castrate-resistant prostate cancer (CRPC), remains on schedule and patient accrual is expected to be completed in the second half of 2012.

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The Phase 3 AFFINITY study, evaluating a survival benefit for custirsen in combination with Jevtana® (cabazitaxel) as second-line chemotherapy in patients with CPRC, is expected to begin patient enrollment in the near future.

OGX-427 Clinical Development Highlights

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Preliminary data from an investigator-sponsored Phase 2 clinical trial of OGX-427 in chemotherapy-naïve patients with metastatic CRPC were presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2012. Preliminary study results showed a higher number of patients without disease progression at 12 weeks and greater declines in prostate-specific antigen (PSA) and circulating tumor cells (CTC) with OGX-427 plus prednisone treatment compared to prednisone alone. The study has recently completed enrollment at 74 patients.

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The randomized, Phase 2 clinical trial of OGX-427 in patients with metastatic bladder cancer continues patient accrual, with sites throughout North America and Europe. The trial aims to enroll approximately 180 patients and will evaluate the overall survival benefit of OGX-427 in combination with gemcitabine and cisplatin.

•	An investigator-sponsored, randomized Phase 2 study evaluating OGX-427 in combination with Zytiga® (abiraterone acetate) in patients with CRPC is expected to be initiated in the second half of 2012.

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Additional Phase 2 investigator-sponsored studies evaluating OGX-427 in other malignancies are under development. Further details of these studies will be provided when the trials are initiated. Results of these studies may direct future company-sponsored trials in indications that show promising clinical benefits.

Second Quarter and First-Half 2012 Financial Update and Results

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Revenue for the second quarter and six months ended June 30, 2012 increased to $2.4 million and $3.7 million, respectively, compared with $1.9 million and $3.1 million, respectively, in the same periods in 2011. The increase in 2012 as compared to 2011 was due to higher revenue earned through our strategic collaboration with Teva, resulting from clinical development activities associated with the AFFINITY trial.

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As of June 30, 2012, $15.4 million of the $30 million advanced reimbursement received from Teva in December 2009 was included on our Balance Sheet as Current Deferred Collaboration Revenue. This advance reimbursement balance will continue to be reduced as we incur direct and indirect custirsen development costs. As a consequence of initiating the AFFINITY trial later this year, we presently expect that all remaining Current Deferred Collaboration Revenue will be recognized as Collaboration Revenue by the fourth quarter of 2012. Once the remaining amount of the advanced reimbursement from Teva has been drawn to zero, all of our costs associated with the clinical programs under our collaboration will be reimbursed by Teva quarterly.

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Total operating expenses for the second quarter and six months ended June 30, 2012 increased to $8.4 million and $15.2 million, respectively, compared with $6.9 million and $13.3 million, respectively, in the same periods in 2011. The increase in 2012 as compared to 2011 was due primarily to higher clinical study expenses associated with patient enrollment in our clinical trial evaluating OGX-427 in patients with metastatic bladder cancer, the startup of the AFFINITY trial and higher employee expenses, including stock based compensation expenses. These increases were partially offset by lower manufacturing costs related to timing of OGX-427 manufacturing runs.

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Net loss for the second quarter and six months ended June 30, 2012 was $4.2 million, or $0.29 per diluted common share, and $11.1 million, or $0.89 per diluted common share, respectively. This is compared with a net loss for the second quarter and six months ended June 30, 2011 of $6.5 million, or $0.67 per diluted common share, and $9.6 million, or $0.99 per diluted common share, respectively. The net loss in the three months ended June 30, 2012 included a $1.6 million non-cash gain on revaluation of our warrant liability compared to a $1.7 million non-cash loss on revaluation of our warrant liability in the three months ended June 30, 2011.

•	We had $97.6 million in cash, cash equivalents and short-term investments as of June 30, 2012, compared to $64.9 million as of December 31, 2011.

•	2012 cash guidance:

•	Net cash requirements are expected to be in the range of $45 million to $50 million.

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Year-end cash, cash equivalents, investments and receivables from Teva are expected to be in the range of $68 million to $73 million and include the receipt of proceeds from our March offering of common stock.

•	Based on our current expectations, we believe our capital resources as of June 30, 2012 will be sufficient to fund our currently planned operations into 2015.

•	At July 30, 2012, we had 14,573,507 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Collaboration revenue	$2,429	$1,887	$3,745	$3,086

Operating expenses:
Research and development	6,326	5,409	11,408	10,262
General and administrative	2,047	1,471	3,784	3,042

Total operating expenses	8,373	6,880	15,192	13,304

Loss from operations	5,944	4,993	11,447	10,218
Other income (expense)	1,729	(1,537)	372	643

Loss for the period before income taxes	4,215	6,530	11,075	9,575
Income taxes	—	—	—	—

Net loss	$4,215	$6,530	$11,075	$9,575

Basic and diluted net loss per share	$0.29	$0.67	$0.89	$0.99

Weighted average number of common shares	14,554,502	9,718,251	12,394,869	9,715,846

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$97,962	$65,304
Amounts receivable	956	812
Prepaid and other current assets	5,970	1,210
Property, equipment and other assets	3,129	689

Total assets	$108,017	$68,015

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$2,883	$3,217
Deferred collaboration revenue	15,372	18,271
Current portion of long-tem obligations	1,440	1,417
Warrant liability	7,667	7,881
Long term liabilities	5,940	6,339
Stockholders’ equity	74,715	30,890

Total liabilities and stockholders’ equity	$108,017	$68,015

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, August 2, 2012, to provide a business update and discuss the second quarter results. A live event will be available on the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. Phase 3 development of custirsen in treatment of advanced, unresectable non-small cell lung cancer is expected to be initiated in 2012. OGX-427 is in Phase 2 clinical development, and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation completion, statements regarding the potential benefits and potential development of our product candidates and statements regarding our future financial results and availability of cash resources. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that final trial results will not demonstrate the same or any potential benefit as observed in preliminary trial results, the risk that subsequent studies may not confirm earlier trial results, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

JEVTANA® is a registered trademark of sanofi-aventis

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535

SOURCE: OncoGenex Pharmaceuticals, Inc.